NINTH AMENDMENT TO CREDIT AGREEMENT, FIRST AMENDMENT TO SECURITY AGREEMENT AND FIRST AMENDMENT TO PLEDGE AGREEMENT
THIS NINTH AMENDMENT TO CREDIT AGREEMENT, FIRST AMENDMENT TO SECURITY AGREEMENT AND FIRST AMENDMENT TO PLEDGE AGREEMENT (this “Ninth Amendment Agreement”) dated as of June 6, 2019 (the “Amendment Closing Date”) is entered into among SHILOH INDUSTRIES, INC., a Delaware corporation (the “Company”), SHILOH HOLDINGS NETHERLANDS B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (the “Dutch Borrower” and together with the Company, each a “Borrower” and collectively, the “Borrowers”), the Guarantors party hereto, the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, Dutch Swing Line Lender and L/C Issuer.
RECITALS
WHEREAS, the Company, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent entered into that certain Credit Agreement dated as of October 25, 2013 (as amended by that certain First Amendment to Credit Agreement dated as of December 30, 2013, that certain Second Amendment to Credit Agreement dated as of June 26, 2014, that certain Third Amendment to Credit Agreement dated as of September 29, 2014, that certain Fourth Amendment to Credit Agreement dated as of April 29, 2015, that certain Fifth Amendment to Credit Agreement dated as of October 30, 2015, that certain Sixth Amendment to Credit Agreement dated as of October 28, 2016, that certain Seventh Amendment to Credit Agreement dated as of July 31, 2017, that certain Eighth Amendment to Credit Agreement dated as of October 31, 2017 and as otherwise amended, supplemented or modified, the “Credit Agreement”);
WHEREAS, the Company and the Guarantors are party to that certain Security Agreement, dated as of October 25, 2013 (as amended, supplemented or modified, the “Security Agreement”) in favor of the Administrative Agent, on behalf of the Secured Parties;
WHEREAS, the Company and the Guarantors are party to that certain Pledge Agreement, dated as of October 25, 2013 (as amended, supplemented or modified, the “Pledge Agreement”) in favor of the Administrative Agent, on behalf of the Secured Parties and
WHEREAS, the Borrowers have requested that the Lenders and the L/C Issuer make certain amendments and modifications to the Credit Agreement, the Security Agreement and the Pledge Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.
2.    Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:
(a)    All references to “MLPFS” in the Credit Agreement are hereby amended to be references to “BofA Securities”.
(b)    The following defined terms are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BofA Securities” means BofA Securities, Inc., in its capacity as a joint lead arranger and joint bookrunner.
“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“LIBOR Successor Rate” has the meaning set forth in Section 3.07.
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Company).
“Ninth Amendment Effective Date” means June 6, 2019.
“Ninth Amendment Fee Letter” means that certain letter agreement dated as of May 29, 2019 by and among the Company, Bank of America and BofA Securities.
“Scheduled Unavailability Date” has the meaning set forth in Section 3.07.
(c)    The following defined terms in Section 1.01 of the Credit Agreement are hereby amended and restated in their entireties to read as follows:
“Applicable Rate” means with respect to Revolving Loans, Swing Line Loans, Dutch Swing Line Loans, Letters of Credit and the Commitment Fee, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurocurrency Rate Loans	Base Rate Loans

1	> 4.25 to 1.00	0.650%	4.00%	4.00%	3.00%
2	< 4.25 to 1.00 but > 3.75 to 1.00	0.575%	3.50%	3.50%	2.50%
3	< 3.75 to 1.00 but > 3.25 to 1.00	0.500%	3.00%	3.00%	2.00%
4	< 3.25 to 1.00 but > 2.75 to 1.00	0.425%	2.50%	2.50%	1.50%
5	< 2.75 to 1.00 but > 2.25 to 1.00	0.375%	2.25%	2.25%	1.25%
6	< 2.25 to 1.00 but > 1.75 to 1.00	0.325%	2.00%	2.00%	1.00%
7	< 1.75 to 1.00 but > 1.50 to 1.00	0.300%	1.75%	1.75%	0.75%
8	< 1.50 to 1.00	0.275%	1.50%	1.50%	0.50%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Ninth Amendment Effective Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b) for the fiscal period ending July 31, 2019 shall be determined based upon Pricing Tier 3. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
“Cumulative Credit” means, at any date, the total of (a) $5,000,000 minus (b) the amount of the Cumulative Credit applied to make Investments, Restricted Payments or Capital Expenditures after the Ninth Amendment Effective Date but prior to such date, as permitted hereunder.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments (including a Dutch surséance van betaling), appointment of an administrator (including a Dutch bewindvoerder) or receiver (including a Dutch curator), a winding up, administration, dissolution (including a Dutch failliet verklaard and ontbonden) or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Immaterial Subsidiary” means, at any time, a Subsidiary of any Loan Party that (a) as of the last day of the fiscal quarter of the Company most recently ended for which the Company was required to deliver financial statements pursuant to Section 7.01(a)(i) or (b), did not have Consolidated

Total Assets in excess of three percent (3%) of the aggregate Consolidated Total Assets of the Company and its Subsidiaries at the end of such fiscal quarter and (b) for the period of four consecutive fiscal quarters of the Company most recently ended for which the Company was required to deliver financial statements pursuant to Section 7.01(a)(i) or (b), did not have consolidated revenues attributable to such Subsidiary in excess of three percent (3%) of the consolidated revenues of the Company and its Subsidiaries for such period.
“Incremental Amount” means $0.
“Joint Lead Arrangers” means BofA Securities and JPMorgan Chase Bank, N.A., in their respective capacities as joint lead arrangers and joint bookrunners.
“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Third Amendment Effective Date Disclosure Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, each Auto Borrow Agreement, each Collateral Document, the Fee Letter, the Fifth Amendment Agreement, the Fifth Amendment Fee Letter, the Sixth Amendment Fee Letter, the Eighth Amendment Fee Letter, the Ninth Amendment Fee Letter and any other agreement or document specifically designated as a “Loan Document” (but specifically excluding Secured Swap Agreements, Secured Treasury Management Agreements and Foreign Currency Agreements).
“Permitted Acquisitions” means, prior to the Ninth Amendment Effective Date, Investments consisting of an Acquisition by any Loan Party or Subsidiary, provided that (a) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a related line of business as the Company and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (c) the Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14, (d) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (e) the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, (i) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Company was required to deliver financial statements pursuant to Section 7.01(a)(i) or (b), (ii) the Consolidated Leverage Ratio is at least 0.25 less than the ratio required to be maintained at such time by Section 8.11(a) and (iii) the Consolidated Leverage Ratio is less than 3.00 to 1.0, (f) the Company shall have delivered to the Administrative Agent pro forma financial statements for the Company and its Subsidiaries after giving effect to such Acquisition for the twelve (12) month period ending as of the most recent fiscal quarter in a form satisfactory to the Administrative Agent, (g) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects (or, if any such representation or warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects) at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date and (h) if such transaction involves the purchase of an interest in a partnership between the Company (or a Subsidiary) as a general partner and entities unaffiliated with the Company or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by the Company newly formed for the sole purpose of effecting such transaction.  For the avoidance of doubt, on and after the Ninth Amendment Effective Date, no Acquisitions shall constitute Permitted Acquisitions.
(d)    The final sentence of the definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding the foregoing, it is understood and agreed that the aggregate amount added back (or, for the avoidance of doubt, in the case of clause (b)(xii), added) pursuant to clauses (b)(vii), (b)(ix), (b)(xii) and (b)(xiii) (A) for any period ending prior to January 31, 2021 shall not exceed twenty percent (20%) of Consolidated EBITDA for such period or (B) for any period ending on or after January 31, 2021 shall not exceed fifteen percent (15%) of Consolidated EBITDA for such period, in each case prior to giving effect to all such add-backs (or, for the avoidance of doubt, in the case of clause (b)(xii), additions) for such period.
(e)    The definitions of “Material Acquisition”, “Material Acquisition Pro Forma Calculation” and “MLPFS” are hereby deleted from Section 1.01 of the Credit Agreement in their entirety.
(f)    A new clause (d) is hereby added to Section 1.02 of the Credit Agreement to read as follows:
(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
(g)    The following sentence is hereby deleted from Section 1.03(c) of the Credit Agreement:
Notwithstanding anything to the contrary contained herein, in connection with any Material Acquisition Pro Forma Calculation, the numerator of the otherwise applicable maximum Consolidated Leverage Ratio that was permitted pursuant to Section 8.11(a) for the most recent fiscal quarter ended for which the Company was required to deliver financial statements pursuant to Section 7.01(a) or (b) shall be deemed to be increased by (i) for each of the three consecutive fiscal quarters, beginning with the fiscal quarter in which such Material Acquisition occurs, an amount equal to 0.50 and (ii) for the fourth fiscal quarter ending immediately after the Material Acquisition occurs, an amount equal to 0.25; solely for purposes of such Material Acquisition Pro Forma Calculation.
(h)    The reference to “$500,000,000” in Section 2.02(f)(i) is hereby amended to read “350,000,000”.
(i)    Article III of the Credit Agreement is hereby amended by (i) renumbering Section 3.07 to be Section 3.08 and (ii) adding a new Section 3.07 to read as follows:
3.07    Successor LIBOR.

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including Section 11.01 hereof), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Company) that the Company or Required Lenders (as applicable) have determined, that:
(a)    adequate and reasonable means do not exist for ascertaining LIBOR for the applicable currency for any requested Interest Period because the LIBOR Screen Rate for the applicable currency is not available or published on a current basis and such circumstances are unlikely to be temporary;
(b)     the administrator of the LIBOR Screen Rate for the applicable currency or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR for the applicable currency or the LIBOR Screen Rate for the applicable currency shall no longer be made available, or used for determining the interest rate of loans denominated in the applicable currency (such specific date, the “Scheduled Unavailability Date”); or
(c)    syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR for the applicable currency;
then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Company may amend this Agreement to replace LIBOR for the applicable currency with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar syndicated credit facilities denominated in the applicable currency for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.
If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans for the applicable currency shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) if the applicable currency is Dollars, the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in the applicable currency (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.
(j)    A new sentence is hereby added to the end of Section 6.15 of the Credit Agreement to read as follows:
As of the Ninth Amendment Effective Date, the information included in any Beneficial Ownership Certification is true and correct in all respects.
(k)    In Section 7.02 of the Credit Agreement, (i) the “and” at the end of clause (h) is hereby deleted, (ii) the “.” at the end of clause (i) is hereby amended to read “;” and (iii) new clauses (j) and (k) are hereby added to read as follows:
(j)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws; and
(k)    to the extent the Consolidated Leverage Ratio as of the last day of the fiscal quarter immediately preceding such date was greater than 3.25 to 1.0, by 5:00 p.m. on the fifth (5th) Business

Day of each fiscal month, commencing on July 8, 2019 for the week ending June 29, 2019, consolidated forecasts of cash flows for the Loan Parties and their Subsidiaries for the thirteen (13) weeks following each such preceding-ended week, together with such information related thereto as is reasonably requested by the Administrative Agent (it being understood that such provided information shall be in form and detail reasonably satisfactory to the Administrative Agent). For the avoidance of doubt, it is understood and agreed that such information shall be “Private Side Information.”
(l)    Section 7.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
7.10    Inspection Rights.
(a)    Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice. In addition, if as of any date, the Consolidated Leverage Ratio as of the last day of the fiscal quarter immediately preceding such date was greater than 3.25 to 1.0, the Loan Parties shall permit the Administrative Agent (and/or one or more of its Related Parties or contractors) to conduct field exams and appraisals of the Loan Parties and their respective Subsidiaries, all at the expense of the Company, which such expenses of the Administrative Agent or any Lender shall be reasonable and documented; provided, that, no more than one (1) such field exam and appraisal shall be conducted in any fiscal year. The Loan Parties shall cooperate with the Administrative Agent (and/or one or more of its Related Parties or contractors) in the completion of such field exams and appraisals; and
(b)    each fiscal quarter, to the extent the Consolidated Leverage Ratio as of the last day of the fiscal quarter immediately preceding such date was greater than 3.25 to 1.0, the Company shall, commencing with the fiscal quarter ending July 31, 2019, participate in a telephone conference with the Administrative Agent and the Lenders at such time as may be agreed to by the Company and the Administrative Agent in order to provide the Administrative Agent and the Lenders with an update on the business operations and financial performance of the Loan Parties and their Subsidiaries; provided, that, the Company shall have no obligation to participate in more than one (1) such conference call each fiscal quarter. Such telephone conferences shall include management discussion and analysis discussions with performance plans and updates on platform launches and shall provide Lenders with the opportunity to ask questions of management.
(m)    Section 8.02(j) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(j)    [reserved];
(n)    Section 8.03(g) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(g)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any one time outstanding for all such Persons taken together not to exceed $35,000,000; provided, that, if such Indebtedness is recourse to any Loan Party, after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11;
(o)    Section 8.05(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
and (f) the aggregate net book value of all of the assets sold or otherwise disposed of by the Company and its Subsidiaries in all such transactions (other than Sale and Leaseback Transactions permitted by Section 8.15(b)) occurring during any consecutive twelve-month period (commencing on the Ninth Amendment Effective Date) shall not exceed $5,000,000.
(p)    Section 8.11(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company after the Ninth Amendment Effective Date to be greater than the ratio set forth below corresponding to such fiscal quarter:

Fiscal Quarter	Leverage Ratio

October 31, 2019	5.25 to 1.0
January 31, 2020	4.75 to 1.0
April 30, 2020	4.50 to 1.0
July 31, 2020	4.25 to 1.0
October 31, 2020 and thereafter	3.25 to 1.0

(q)    Section 8.15(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(b) for Sale and Leaseback Transactions in an aggregate amount not to exceed $5,000,000 during any consecutive twelve-month period.
(r)    Section 8.17 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
8.17    Consolidated Capital Expenditures.
Permit Consolidated Capital Expenditures; provided that the Loan Parties and their Subsidiaries may make Consolidated Capital Expenditures (a) for the fiscal year ending October 31, 2019, in an amount not to exceed $67,500,000 and (b) for any fiscal year ending prior to or thereafter, (i) in an unlimited amount so long as after giving effect to any such Consolidated Capital Expenditure on a Pro Forma Basis, the Consolidated Leverage Ratio is less than or equal to 2.75 to 1.0, (ii) in an amount not to exceed six percent (6%) of the net revenues of the Company and its Subsidiaries for the four fiscal quarter period mostly recently ended for which financial statements have been delivered pursuant to Section 7.01(a) or 7.01(b), if after giving effect to any such Consolidated Capital Expenditure on a Pro Forma Basis, the Consolidated Leverage Ratio is greater than 2.75 to 1.0 (provided that any Consolidated Capital Expenditure made pursuant to the preceding clause (i) shall not reduce availability under the basket in this clause (ii)) and (iii) made with the portion, if any, of the Cumulative Credit on the date that the Company elects to apply all or a portion thereof to this Section 8.17(b)(iii), such election to be specified in a written notice of a Responsible Officer of the Company calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied (provided that (x) immediately before and immediately after giving

Pro Forma Effect to any such Consolidated Capital Expenditure, no Default or Event of Default shall have occurred and be continuing and (y) such amount is Not Otherwise Applied).

(s)    The proviso following clause (d) in Section 11.01 of the Credit Agreement is hereby amended by (i) replacing the “and” immediately before clause (v) with “,” and (ii) adding a new clause (vi) to read as follows:
and (vi) the Administrative Agent and the Company may make amendments contemplated by Section 3.07.
(t)    A new Section 11.23 is hereby added to Article XI of the Credit Agreement to read as follows:
11.23    Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 11.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
3.    Amendment to Security Agreement. A new Section 24 is hereby added to the Security Agreement to read as follows:
24.    Acknowledgement Regarding Any Supported QFCs. The provisions and acknowledgements contained in Section 11.23 of the Credit Agreement are hereby incorporated into this Security Agreement, mutatis mutandis.
4.    Amendment to Pledge Agreement. A new Section 24 is hereby added to the Pledge Agreement to read as follows:
24.    Acknowledgement Regarding Any Supported QFCs. The provisions and acknowledgements contained in Section 11.23 of the Credit Agreement are hereby incorporated into this Pledge Agreement, mutatis mutandis.
5.    Conditions Precedent. This Ninth Amendment Agreement shall become effective upon satisfaction (or waiver) of the following conditions precedent:
(a)    Ninth Amendment Agreement. Receipt by the Administrative Agent of counterparts of this Ninth Amendment Agreement executed by the Borrowers, the Guarantors party hereto, the L/C Issuer and the Required Lenders.
(b)    Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel, addressed to the Administrative Agent and each Lender, dated as of the Amendment Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.
(c)    Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals, certified copies or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
(i)    certificates of Responsible Officers of each Loan Party certifying (x) copies of the Organization Documents of such Loan Party to be true and correct as of the Amendment Closing Date, in each case in form and substance satisfactory to the Administrative Agent or (y) that no changes, amendments or other modifications have been made to the Organization Documents of such Loan Party since the Eighth Amendment Effective Date or the date such Loan Party became a Loan Party, as applicable;
(ii)    such certificates of resolutions or other action and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Ninth Amendment Agreement and the transactions contemplated hereby;

(iii)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized, formed or incorporated, and is validly existing, in good standing (to the extent applicable) and qualified to engage in business in its state of organization, formation or incorporation, in each case in form and substance reasonably satisfactory to the Administrative Agent; and
(iv)    in respect of the Dutch Borrower:
(A)    an up-to-date extract from the Dutch trade register (handelsregister) relating to it dated no earlier than fifteen (15) Business Days prior to the Amendment Closing Date; and
(B)    a copy of a resolution of its board of managing directors approving the execution of, and the terms of, and the transactions contemplated by, this Ninth Amendment Agreement.
(d)    Fees. Receipt by the Administrative Agent, the Joint Lead Arrangers and the Lenders of any fees required to be paid on or before the Amendment Closing Date in connection with the consummation of the transactions contemplated hereby.
(e)    Expense Reimbursement/Attorney Costs. The Administrative Agent, the Joint Lead Arrangers, the L/C Issuer and the Lenders shall have been reimbursed for all reasonable and documented out-of-pocket expenses owing to the Administrative Agent, the Joint Lead Arrangers, the L/C Issuer, the Lenders and their counsel (including, for the avoidance of doubt, all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to the Amendment Closing Date).
(f)    Beneficial Ownership Certification. If any Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it shall deliver a certification regarding beneficial ownership required by the Beneficial Ownership Regulation to each Lender that so requests.
6.    Release. As a material part of the consideration for Administrative Agent, the L/C Issuer and the Lenders entering into this Ninth Amendment Agreement, the Loan Parties agree as follows (the “Release Provision”):
(a)    By their signatures below, the Borrowers and the other Loan Parties hereby agree that the Administrative Agent and each of the Lenders, and each of their respective Affiliates, officers, managers, directors, agents, attorneys, representatives and employees, and their respective predecessors, successors and assigns (hereinafter all of the above collectively referred to as the “Bank Group”), are irrevocably and unconditionally released, discharged and acquitted from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act solely in connection with the Loan Documents on or prior to the date hereof; provided, that, for the avoidance of doubt, nothing herein will constitute a release or discharge by the Borrower or any other Loan Party after the date hereof.
(b)    Each Loan Party hereby acknowledges, represents and warrants to the Bank Group that:
(i)    such Loan Party has read and understands the effect of the Release Provision. Such Loan Party has had the assistance of independent counsel of its own choice, or has had the opportunity to retain such independent counsel, in reviewing, discussing, and considering all the terms of the Release Provision; and if counsel was retained, counsel for such Loan Party has read and considered the Release Provision and advised such Loan Party with respect to the same. Before execution of this Ninth Amendment Agreement, such Loan Party has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of the Release Provision;

(ii)    such Loan Party is not acting in reliance on any representation, understanding, or agreement not expressly set forth herein. Such Loan Party acknowledges that the Bank Group has not made any representation with respect to the Release Provision except as expressly set forth herein;
(iii)    such Loan Party has executed this Ninth Amendment Agreement and the Release Provision thereof as its free and voluntary act, without any duress, coercion, or undue influence exerted by or on behalf of any person; and
(iv)    such Loan Party is the sole owner of the claims released by the Release Provision, and such Loan Party has not heretofore conveyed or assigned any interest in any such claims to any other Person.
(c)    Such Loan Party understands that the Release Provision was a material consideration in the agreement of the Administrative Agent, the L/C Issuer and the Lenders to enter into this Ninth Amendment Agreement.
7.    Miscellaneous.
(a)    Except as expressly set forth herein, this Ninth Amendment Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the L/C Issuers, the Swing Line Lender, the Dutch Swing Line Lender or the Lenders under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which, as amended, supplemented or otherwise modified hereby, are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Ninth Amendment Agreement shall constitute a Loan Document. The parties hereto further acknowledge and agree that this Ninth Amendment Agreement constitutes an amendment to the Credit Agreement, the Security Agreement and the Pledge Agreement, in each case, made under and in accordance with the terms of Section 11.01 of the Credit Agreement.
(b)    Each Guarantor party hereto (i) hereby acknowledges and consents to all of the terms and conditions of this Ninth Amendment Agreement, (ii) affirms all of its obligations under the Loan Documents and (iii) agrees that this Ninth Amendment Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Agreement or the other Loan Documents.
(c)    The Borrowers and the Guarantors party hereto hereby represent and warrant as follows:
(i)    Each of the Loan Parties has taken all necessary action to authorize the execution, delivery and performance of this Ninth Amendment Agreement.
(ii)    This Ninth Amendment Agreement has been duly executed and delivered by the Loan Parties and constitutes each of the Loan Parties’ legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(iii)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Ninth Amendment Agreement, other than (A) those that have already been obtained and are in full force and effect, (B) filings to perfect the Liens created by the Collateral Documents, (C) those approvals, consents, exemptions, authorizations, actions, notices or filings described in the Collateral Documents and (D) those approvals, consents, exemptions, authorizations, actions, notices or filings, to the extent that the failure to obtain the same could not reasonably be expected to have a Material Adverse Effect.
(d)    The Loan Parties represent and warrant to the Lenders that (i) the representations and warranties of the Loan Parties set forth in Article VI of the Credit Agreement and in each other Loan Document are true and correct in all material respects (or, if any such representation or warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects) as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation or warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects) as of such earlier date and (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default.
(e)    This Ninth Amendment Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Ninth Amendment Agreement by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.
(f)    THIS Ninth Amendment AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The provisions of Section 11.14(b) of the Credit Agreement are incorporated herein by reference and shall apply to this Ninth Amendment Agreement and the transactions contemplated hereby mutatis mutandis.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Amendment Agreement to be duly executed as of the date first above written.

BORROWERS:	SHILOH INDUSTRIES, INC.,
a Delaware corporation
By:    /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer, Senior Vice President and Chief Financial Officer

SHILOH HOLDINGS NETHERLANDS B.V.,
a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands

By: /s/ Helena Dorinda de Rijk
Name: Helena Dorinda de Rijk
Title: Director A

By: /s/ Kenton Michael Bednarz
Name: Kenton Michael Bednarz
Title: Director B

GUARANTORS:                SHILOH CORPORATION,
an Ohio corporation

By: /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer

GREENFIELD DIE & MANUFACTURING CORP.,
a Michigan corporation

By: /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer

JEFFERSON BLANKING INC.,
a Georgia corporation

By: /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer

SHILOH AUTOMOTIVE, INC.,
an Ohio corporation

By: /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer

SHILOH INDUSTRIES, INC. DICKSON
MANUFACTURING DIVISION,
a Tennessee corporation

By: /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer

LIVERPOOL COIL PROCESSING, INCORPORATED,
an Ohio corporation

By: /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer

MEDINA BLANKING, INC.,
an Ohio corporation

By: /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer

THE SECTIONAL DIE COMPANY,
an Ohio corporation

By: /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer

SECTIONAL STAMPING, INC.,
an Ohio corporation

By: /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer

SHILOH DIE CAST LLC,
an Ohio limited liability company

By: /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer

ALBANY-CHICAGO COMPANY LLC,
a Wisconsin limited liability company

By: /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer

SHILOH DIE CAST MIDWEST LLC,
an Ohio limited liability company

By: /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer

SHILOH HOLDINGS INTERNATIONAL, INC.,
a Michigan corporation

By: /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer

FMS MAGNUM HOLDINGS LLC,
an Ohio limited liability company

By: /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer

SHILOH MANUFACTURING LLC,
a Michigan limited liability company

By: /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer

SHILOH MANUFACTURING HOLDINGS LLC,
an Ohio limited liability company

By: /s/ Lillian Etzkorn
Name: Lillian Etzkorn
Title: Treasurer

ADMINISTRATIVE

AGENT:	Bank of America, N.A.,
as Administrative Agent

By: /s/ Angela Larkin
Name: Angela Larkin
Title: Vice President

LENDER:	Bank of America, N.A.,
as a Lender, Swing Line Lender, Dutch Swing Line Lender and L/C Issuer
By: /s/ David Komrska
Name: David Komrska
Title: Senior Vice President

LENDER:	JP Morgan Chase Bank, N.A.,
as a Lender

By: /s/ Erik Barragan
Name: Erik Barragan
Title: Vice President

LENDER:	CIBC BANK USA,
as a Lender

By: /s/ Robert Cheffins
Name: Robert Cheffins
Title: Associate Managing Director

LENDER:	Compass Bank,
as a Lender

By: /s/ Jay Tweed
Name: Jay Tweed
Title: Senior Vice President

LENDER:	The Huntington National Bank,
as a Lender

By: /s/ Brian H. Gallagher
Name: Brian H. Gallagher
Title: Managing Director

LENDER:	BMO Harris Bank, N.A.,
as a Lender

By: /s/ Douglas Steen
Name: Douglas Steen
Title: Director

LENDER:	KeyBank National Association,
as a Lender

By: /s/ Marc Evans
Name: Marc Evans
Title: Vice President

LENDER:	Associated Bank, N.A,
as a Lender

By: /s/ Viktor R. Gottlieb
Name: Viktor R. Gottlieb
Title: Senior Vice President

LENDER:	Siemens Financial Services, Inc.,
as a Lender

By: /s/ Maria Levy
Name: Maria Levy
Title: Vice President
By: /s/ Michael L. Zion
Name: Michael L. Zion
Title: Vice President